                                                                     Exhibit 3.1


                           CERTIFICATE OF DESIGNATION


      The undersigned, being the President and Chief Executive Officer of Cragar Industries, Inc., a Delaware corporation (the "Company"), does hereby file this Certificate of Designation pursuant to Section 151(g) of the Delaware General Corporation Law.

                      SERIES A CONVERTIBLE PREFERRED STOCK


                  Section 1. Designation, Amount, Par Value and Rank. A series of preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be 30,000. Each share of Series A Preferred Stock shall have a par value of $.01. Each share of Series A Preferred Stock shall have a stated value of $100 per share (the "Series A Stated Value"). The Series A Preferred Stock shall rank prior to all classes or series of equity securities (including the Common Stock). The Series A Preferred Stock is subject to and limited by the Purchase Agreement (as defined in Section 6 below) and the terms contained herein.




                  Section 2. Dividends. The holders of shares of Series A
            Preferred Stock (the "Series A Holders") shall be entitled to receive, and the Company shall pay, cumulative dividends at a rate per share (as a percentage of the Series A Stated Value per share) equal to 7.0% per annum payable (in arrears) at the Company's option in either (i) cash or (ii) shares of Series A Preferred Stock, the number of which shall be determined by dividing the aggregate cash value of such dividends payable (other than such dividends previously paid) by the Series A Stated Value on the day immediately prior to the Series A Holder Conversion Date (as defined in Section 5(a) hereunder). Dividends on the Series A Preferred Stock shall accrue monthly commencing on the Series A Original Issue Date (as defined in Section 6 below) and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series A Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series A Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Dividends on the Series A Preferred Stock payable in cash shall be paid on the 16th day of the sixth month anniversary and twelfth month anniversary of the Series A Original Issue Date. Dividends on the Series A Preferred Stock payable in additional shares of Series A Preferred Stock shall be issued in the form of Common Stock upon conversion of the Series A Preferred Stock pursuant to Section 5. Series A Preferred Stock which is accrued as a dividend but is unissued shall accrue dividends under this Section.


                  Section 3. Voting Rights. Except as otherwise provided herein and as otherwise provided by law, the Series A Preferred Stock shall have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the
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            shares of the Series A Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or (ii) authorize, create, issue or increase any class of stock ranking as to dividends or distribution of assets upon a Series A Liquidation (as defined in Section 4 below) senior to or pari passu with the Series A Preferred Stock.

                  Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Series A Liquidation"), the Series A Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock, an amount equal to the Series A Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Series A Junior Securities (as defined in Section 6 below), and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire remaining assets to be distributed after distribution of payment to senior securities shall be distributed among the Series A Holders and the holders of any class of the Company's equity securities ranking on a parity with the Series A Preferred Stock as to liquidation, dissolution and winding-up ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed a Series A Liquidation; provided that a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Series A Liquidation, but instead shall be subject to the provisions of Section 5 below. The Company shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record Series A Holder as shown on the record books of the Company.

                  Section 5. Conversion.

                  (a) Subject to the provisions of Section 5(c)(ii) and
            5(c)(iii) and the last paragraph of this Section 5(a), each share of Series A Preferred Stock shall be convertible into validly issued, fully paid and nonassessable shares of Common Stock free and clear of all liens and charges and not subject to any preemptive rights at the Series A Conversion Ratio (as defined in Section 6 below) at the option of the Series A Holder in whole or in part at any time after the Series A Original Issue Date (the "Series A Conversion Date"). Any conversion herewith shall be of a minimum number of at least 1,000 shares of Series A Preferred Stock, except in the event there are less than 1,000 shares of Series A Preferred Stock remaining, then, in that case, all such remaining shares may be converted. The Series A Holder shall effect conversions by surrendering to the Company the form of conversion notice attached as Exhibit C to the Purchase Agreement (the "Series A Holder Conversion Notice") in the manner set forth in Section 5(i) below and simultaneously therewith or as soon as practicable thereafter the certificate or certificates representing the shares of Series A Preferred Stock to be converted. Each Series A Holder Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Series A Holder delivers such notice by facsimile (the "Series A Holder Conversion Date"). Each Series A Holder Conversion Notice, once given, shall be irrevocable except as provided in Section 5(b) below. If the Series A Holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the Series A Holder with the Series A Holder


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            Conversion Notice, the Company shall promptly deliver to such Holder a certificate for such number of shares as have not been converted.

                  Notwithstanding anything to the contrary contained herein, no shares of Series A Preferred Stock may be converted prior to the date which is 120 days following the Series A Original Issue Date. On the expiration of three years after the Series A Original Issue Date, each share of Series A Preferred Stock shall be mandatorily converted into shares of Common Stock at the Series A Conversion Ratio.

                  (b) Not later than three Trading Days (as defined in Section 6 below) after the Series A Holder Conversion Date (the third day of which shall hereinafter be referred to as the "Last Series A Conversion Trading Day"), the Company will deliver to the Series A Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock and (ii) one or more certificates representing the number of shares of Series A Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock until certificates evidencing such shares of Series A Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series A Preferred Stock or Common Stock (the "Transfer Agent"), or the Series A Holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (collectively, the "Lost Certificate Notification and Bond"). The Company shall, upon request of the Series A Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(b) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the event that the certificate(s) representing the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock is not delivered to the Series A Holder on the later to occur of the Last Series A Conversion Trading Day, or the day on which the Company or any Transfer Agent receives the certificates evidencing the shares of Series A Preferred Stock to be converted or the Series A Holder provides the Company with the Lost Certificate Notification and Bond, then the Series A Holder shall be entitled by written notice to the Company at any time on or before such Holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion. The Series A Holders shall not trade any Common Stock evidenced by any certificate to be received upon a conversion until receipt of such certificate.

                  (c) (i) The conversion price ("Series A Conversion Price") for each share of Series A Preferred Stock in effect on any Series A Holder Conversion Date shall be the lesser of X (the "Series A Fixed Price") or (subject to the last sentence of this Section 5 (c)(i)) Y (the "Series A Floating Price"): where X is equal to the greater of 115% of the Per Share Market Value (as defined in Section 6 below) on the Series A Original Issue Date or $6.75 and Y is equal to 97% of the average Per Share Market Value during the ten (10) Trading Days immediately preceding the Series A Holder Conversion Date (the "Series A Valuation Period"); provided, however, that (i) for each 30 day period subsequent to the Series A Original Issue


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            Date, Y shall be reduced by an additional 1.5% of the Per Share
            Market Value during the Series A Valuation Period, (ii) in no event shall Y be reduced below 80% of the average Per Share Market Value and (iii) in the event any Series A Holder or any Affiliate (as defined in Section 6 below) of such Series A Holder has directly or indirectly taken a "short position" or engaged in any substantially similar transaction with respect to the Common Stock at any time during the period commencing on the Series A Original Issue Date through the Series A Holder Conversion Date, the Series A Conversion Price for the Series A Preferred Stock held by such Series A Holder shall be the greater of Series A Fixed Price and the Series A Floating Price. If the registration statement to be filed by the Company is not declared effective by the Commission for any reason within 120 days after the Series A Original Issue Date (the date on which the 120-day period expires being hereinafter referred to as the "Series A Filing Date"), then for each month after such Series A Filing Date that such registration statement shall not have been so declared effective, the Series A Floating Price, as computed above, shall be decreased by an additional 1%, provided, however in no event shall the aggregate discount to the Series A Floating Price under (i) of the prior sentence and this sentence exceed 20%. Any decrease in Series A Floating Price shall not be subject to elimination or alteration by any subsequent delay in the declaration of effectiveness of a registration statement. Notwithstanding anything contained herein to the contrary, the Series A Preferred Stock may only be converted under this Section 5(c)(i) at the Series A Fixed Price during the period of time beginning on the date 120 days following the Series A Original Issue Date and ending on the date 180 days following the Series A Original Issue Date.

                        (ii) The Series A Preferred Stock shall be redeemable,
            in whole or in part, and superseding any prior Series A Holder Conversion Notice ("Series A Company Redemption") at any time upon the payment to the Series A Holder of all of A) a cash payment equal to the Per Share Market Value on the date of the Series A Company Redemption (the "Series A Company Redemption Date"), multiplied by the number of shares of Common Stock that would be provided if such date were a Series A Holder Conversion Date at the Series A Conversion Price, B) a cash payment equal to all accrued dividends payable with respect to such Series A Preferred Stock and C) a number of warrants to purchase Common Stock with an exercise price equal to the Series A Fixed Price determined by dividing the aggregate Series A Stated Value of the Preferred Stock redeemed by the Series A Fixed Price, with a term expiring three (3) years from the Series A Company Redemption Date, in the form of warrant attached as Exhibit D to the Purchase Agreement. The Company shall effect such redemption by delivering to the Series A Holders of such shares of Series A Preferred Stock to be redeemed a written notice in the form attached as Exhibit E to the Purchase Agreement (the "Series A Company Redemption Notice"). In the event that the Company receives a Series A Holder Conversion Notice, then it may effect a Series A Company Redemption thereafter only if it provides a Series A Company Redemption Notice no later than two (2) Trading Days after the Company has actually received such Series A Holder Conversion Notice. Each Series A Company Redemption Notice shall specify the number of shares of Series A Preferred Stock to be redeemed and the date on which redemption is to be effected. Upon the receipt of the Series A Company Redemption Notice, the Series A Holders shall, as promptly as practicable, surrender the


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            certificates representing the shares of Series A Preferred Stock which have been redeemed at the office of the Company or of any Transfer Agent. The failure of a Series A Holder to deliver such certificates shall have no impact on the effectiveness of the redemption. The Company shall make payment to any Series A Holder for all of its shares of Series A Preferred Stock redeemed by the Company hereby within thirty (30) days from delivery of the Series A Company Redemption Notice. If the Company is redeeming less than all shares of the Series A Preferred Stock, the Company shall, upon redemption of such shares subject to such Series A Company Redemption and receipt of the certificate or certificates representing such shares of Series A Preferred Stock, deliver to the Series A Holders a certificate for such number of shares of Series A Preferred Stock as have not been redeemed.

                        (iii) In case of any reclassification of the Common
            Stock, any consolidation or merger of the Company with or into another Person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by the holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Series A Holders shall be entitled upon such event to receive such amount of securities or property as the holders of the Common Stock of the Company into which such shares of Series A Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Series A Holder the right to receive the securities or property set forth in this Section 5(c)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                        (iv) If:

                              a. the Company shall declare a dividend (or any
                        other distribution) on its Common Stock; or

                              b. the Company shall declare a special
                        nonrecurring cash dividend on or a redemption of its Common Stock; or

                              c. the Company shall authorize the granting to all
                        holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                              d. the approval of any stockholders of the Company
                        shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or


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                              e. the Company shall authorize the voluntary or
                        involuntary dissolution, liquidation or winding-up of the affairs of the Company;

            then the Company shall cause to be filed at each office or agency maintained for the purpose of converting the Series A Preferred Stock, and shall cause to be mailed to the Series A Holders at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purposes of declaring such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                        (v) All calculations under this Section 5 shall be made
            to the nearest cent or the nearest 1/100th of a share, as the case may be.

                        (vi) In no event shall the holders of the Preferred
            Stock be permitted to convert any of the shares of Series A Preferred Stock held by them (other than as a result of a mandatory conversion thereof) if, as a result of such conversion, the holders of the Series A Preferred Stock would hold, in the aggregate greater than 20% of the Company's issued and outstanding Common Stock.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Series A Holders (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the Series A Holders at least 10 calendar days prior to the effective date of such action, and an appraiser (the "Appraiser") selected by the holders of majority in interest of the Series A Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Series A Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series A Preferred Stock may thereafter be convertible) and any distribution which is or would be required to be made without diluting the rights of the Series A Holders; provided, however, that the Company after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or


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            opinions or taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Series A Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Series A Conversion Price to more than the Series A Conversion Price then in effect. The Board of Directors shall act in a reasonable manner and make any reasonable adjustment recommended forthwith.

                  (e) The Company will at all times reserve and keep available out of its authorized and unissued Common Stock and Series A Preferred Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock and for issuance of dividends on the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series A Holders, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) hereof) upon the conversion of all outstanding shares of Series A Preferred Stock and such number of shares of Series A Preferred Stock as shall be accrued (taking into account the adjustments and restrictions of Section 5(c) hereof) as dividends on the Series A Preferred Stock. The Company covenants that all shares of Common Stock and Series A Preferred Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

                  (f) Upon a conversion or redemption of any shares of Series A
            Preferred Stock hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (g) The issuance of certificates for shares of Common Stock on conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person(s) requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (h) Shares of Series A Preferred Stock converted into Common
            Stock shall thereafter be canceled and shall have the status of authorized but unissued shares of Series A Preferred Stock.

                  (i) Each Series A Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Series A Company Conversion Notice and Series A Company Redemption Notice shall be given by facsimile and mail, postage prepaid, addressed, to the attention of the Series A Holder at such shareholder's facsimile telephone number and place of business. Any such notice shall be deemed


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
            given and effective and the Person in whose name the certificates for shares of Common Stock shall be issued upon conversion shall be deemed to have become the holder of record of such shares of Common Stock upon the earliest to occur of (i) (a) if such notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(i) prior to 5:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Series A Company Conversion Notice, the next Trading Day) or such later date as is specified in the notice, and (b) if such notice is delivered via facsimile at the facsimile telephone number specified in this
            Section 5(i) after 5:30 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Series A Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

                  Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Affiliate" shall have the mean ascribed to such term under
            Rule 144 as promulgated by the Commission under the Securities Act.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means shares now or hereafter authorized of the class of Common Stock, par value $.01 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "NASD" shall mean the National Association of Securities
            Dealers.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq Smallcap Market or other stock exchange in which the Common Stock has been listed or if there is no such price exchange on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on the Nasdaq Smallcap Market or any stock exchange, the closing bid for a share of Common Stock in the over-the-counter market as reported by NASD at the close of business on such date, or
            (c) if the Common Stock is not quoted on the NASD, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions or reporting prices), or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d) above) selected in good faith by the holders of a majority in interest of the shares of the Series A Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determination by each such Appraiser.

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a government agency.


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

                  "Purchase Agreement" means the Series A Convertible Preferred
             Stock Purchase Agreement, dated as of January 16, 1998, between the Company and certain purchasers of the Series A Preferred Stock.


                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Series A Conversion Ratio" means, at any time, a fraction, of which the numerator is the Series A Stated Value plus accrued but unpaid dividends, and of which the denominator is the Series A Conversion Price at such time.

                  "Series A Junior Securities" means the Common Stock and any other equity securities of the Company ranking junior to the Company's Series A Preferred Stock either as to dividends or upon liquidation, dissolution or winding up.

                  "Series A Original Issue Date" shall mean the date of the
            first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq Smallcap Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq Smallcap Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted by the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).


      The foregoing Certificate of Designation was adopted by the Board of Directors on December 1, 1997. A vote of shareholders was not needed for the adoption of the Certificate of Designation.



      IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Company has executed this Certificate of Designation on January 16, 1998.



                                    CRAGAR INDUSTRIES, INC.


                                     By:______________________________________
                                          Michael L. Hartzmark, Ph.D.
                                          President and Chief Executive Officer



                                       -9-